Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Jim Bazet
Chairman and CEO
Cobra Electronics Corporation
773-804-6265
jbazet@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS INCREASED THIRD QUARTER RESULTS

Net Sales Increase More Than 19% along with

350% Operating Income Growth from Prior Year

CHICAGO, IL – NOVEMBER 8, 2011 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported net income of $1.4 million, or $0.21 per share for the third quarter of 2011 as compared to a net income of $799,000, or $0.12 per share for the third quarter of 2010. In addition, operating income increased to $2.3 million for the current quarter from $522,000 in the same quarter last year. This significant improvement reflected an increase in net sales to $34.5 million from $28.9 million and an increase in gross margin to 29.9 percent from 25.5 percent in the prior period.

Consolidated net sales increased by $5.5 million, or 19.2 percent, with the Cobra segment reporting an increase in net sales of $5.7 million, or 22.8 percent, and the Performance Products Limited (“PPL”) segment reporting a decrease of $184,000, or 4.9 percent. The sales increase for the Cobra segment resulted from higher domestic sales of Citizens Band radios, Inverters and Truck Navigation products, as well as higher European sales. The increase in domestic Citizens Band radio sales reflected strong demand for the Company’s all new 29 LX Series, including a limited edition chrome model that was introduced at the end of the quarter. Higher Truck Navigation sales resulted from strong sales of the 5550 PRO, which was introduced earlier this year. European sales included in the Cobra segment increased by more than 48% primarily reflecting higher Detection sales into Eastern Europe. The PPL sales decrease was attributable to lower sales of satellite navigation products exported into Western Europe, however, this decrease was partially offset by higher sales of Snooper Shotsaver TM golf GPS and range finder units.

“We are pleased to report substantially improved operating performance over the third quarter of 2010, particularly the increase in sales and gross margin, which was a result of the continued success of our new products and the marketing support behind them,” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.

Cobra Third Quarter Results – 2

Consolidated gross margin increased from 25.5 percent to 29.9 percent primarily as a result of an improved product mix in both segments. The gross margin for the Cobra segment improved to 29.2 percent from 25.8 percent as higher margin categories recorded significant sales increases. PPL’s gross margin increased to 36.0 percent from 23.4 percent last year reflecting both an improved product mix and smaller exchange losses.

Selling, general and administrative expenses increased to nearly $8.0 million in the third quarter from $6.8 million in the prior year. Variable selling expenses increased consistent with the net sales increase, while higher fixed expenses, principally in the Cobra segment, represented increased media, public relations and trade show expenses to support consumer awareness of the new products, such as, iRadar TM, Cobra Tag TM and Phone Lynx TM. In addition, management incentive expense increased because of the significant improvement in financial results.

Interest expense for the third quarter of 2011 was $272,000 compared to $636,000 for the third quarter of 2010, which included a $349,000 write-off of deferred financing costs from the Company’s credit facility that was refinanced in the third quarter of 2010. Other expense increased $1.6 million compared to the prior year’s quarter primarily due to a $671,000 loss on the cash surrender value of life insurance that the Company owns for the purpose of funding deferred compensation programs for several current and former officers of the company as compared to a $400,000 gain in the third quarter of 2010.

Interest-bearing debt increased to $20.2 million as of September 30, 2011 compared to $17.9 million at September 30, 2010 representing a seasonal build of inventories to support higher sales levels. Cash on hand at September 30, 2011 was $1.3 million as compared to $1.4 million at September 30, 2010. Inventory at the end of the third quarter increased to $32.5 million from $30.0 million the prior year and accounts receivable at the end of the quarter were $22.1 million, an increase from $18.2 million one year earlier.

On a year-to-date basis, consolidated net sales for Cobra increased by 13.3 percent, to $85.8 million from $75.7 million, driven by new products as well as new and expanded distribution. In addition to this sales increase, improved gross margin resulted in operating income of $2.5 million for the first nine months as compared to a $305,000 operating loss for the prior year’s period. The net income for the year-to-date period was $1.1 million, or $0.16 per share, as compared to a net loss of $925,000, or $0.14 per share in the prior year.

In discussing the outlook for the fourth quarter of 2011, as well as the entire year, Mr. Bazet said, “The Company expects to achieve better results in the fourth quarter of 2011 than in the fourth quarter of 2010. The Company also anticipates a substantial increase in profitability in 2011 driven by the introduction of innovative new products as well as new and expanded distribution and marketing channels. In addition, we feel that the slowly improving global economy will continue to favorably impact our business in 2011.”

Cobra will be conducting a conference call on November 8, 2011 at 11:00 a.m. EDT to discuss third quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

Cobra Third Quarter Results – 3

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company's innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Third Quarter Results – 4

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Net sales	$34,454	$28,909	$85,753	$75,702
Cost of sales	24,155	21,547	61,430	55,719

Gross profit	10,299	7,362	24,323	19,983
Selling, general and administrative expense	7,952	6,840	21,847	20,288

Earnings (loss) from operations	2,347	522	2,476	(305)
Other (expense) income:
Interest expense	(272)	(636)	(795)	(1,264)
Other, net	(899)	710	(738)	444

Earnings (loss) before taxes	1,176	596	943	(1,125)
Tax benefit	(202)	(203)	(133)	(200)

Net earnings (loss)	$1,378	$799	$1,076	$(925)

Net earnings (loss) per common share:
Basic	$0.21	$0.12	$0.16	$(0.14)
Diluted	$0.21	$0.12	$0.16	$(0.14)

Weighted average shares outstanding:
Basic	6,540	6,471	6,522	6,471
Diluted	6,540	6,471	6,522	6,471

Cobra Third Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	September 30, 2011	December 31, 2010	September 30, 2010
ASSETS:
Current assets:
Cash	$1,289	$1,133	$1,362
Accounts receivable, net	22,064	22,021	18,249
Inventories, net	32,487	27,614	30,031
Other current assets	2,931	3,289	3,707

Total current assets	58,771	54,057	53,349

Property, plant and equipment, net	5,485	5,492	5,353

Total other assets	13,844	14,805	15,339

Total assets	$78,100	$74,354	$74,041

LIABILITIES AND SHAREHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$6,655	$7,205	$8,325
Accrued liabilities	7,445	6,653	7,271
Short-term debt	20,172	18,042	17,938

Total current liabilities	34,272	31,900	33,534

Non-current liabilities:
Deferred taxes	1,203	1,538	1,686
Deferred compensation	7,242	7,145	7,072
Other long-term liabilities	533	565	549

Total non-current liabilities	8,978	9,248	9,307

Equity:
Shareholders’ equity—Cobra	34,850	33,178	31,172
Non-controlling interest	0	28	28

Total equity	34,850	33,206	31,200

Total liabilities and shareholders' equity	$78,100	$74,354	$74,041